SUB-ITEM 77C: Matters Submitted to a Vote of Security Holders

Proposal 1: Election of Directors

Election of Richard I. Barr as Director of the Fund

	# of Votes Cast	% of Votes Cast
For	24,188,186	84.16%
Withhold	1,998,545	6.96%
Non Vote	2,552,658	8.88%
TOTAL	28,739,389	100.00%

Election of Susan L. Ciciora as Director of the Fund

	# of Votes Cast	% of Votes Cast
For	24,210,214	84.24%
Withhold	1,976,517	6.88%
Non Vote	2,552,658	8.88%
TOTAL	28,739,389	100.00%

Election of Steven K. Norgaard as Director of the Fund

	# of Votes Cast	% of Votes Cast
For	23,983,592	83.45%
Withhold	2,203,139	7.67%
Non Vote	2,552,658	8.88%
TOTAL	28,739,389	100.00%